Exhibit 16.1

432 Park Avenue South, 10th Floor New York , NY 10016 / (212) 481-3490 1901 South Congress Avenue, Suite 110 Boynton Beach, FL 33426 / (561) 752-1721

May 1, 2017

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE:  Nutra Pharma Corp.

File Ref No:  000-32141

We have read the statements of Nutra Pharma Corp., pertaining to our firm included under Item 4.01 of Form 8-K dated May 1, 2017 and agree with such statements as they pertain to our firm.  We have read Item 4.01, captioned “Changes in Registrant’s Certifying Accountant,” of the Current Report on Form 8-K of Nutra Pharma Corp., and are in agreement with the statements therein as they relate to our firm.  We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

Liggett & Webb, P.A.

Certified Public Accountants

Boynton Beach, Florida